Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Floating Rate Notes	$13,143,000	$937.10
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 13, 2009)

UBS AG $13,143,000 Floating Rate Notes due December 30, 2019

Based on the USD 10-Year Constant Maturity Swap Rate

Market Strategies to Complement Traditional Fixed Income Investments

Investment Description

Floating Rate Notes (the “Notes”) are senior unsecured obligations of UBS AG (“UBS”). The Notes will bear interest at a per annum rate equal to the then-applicable USD 10-Year Constant Maturity Swap Rate (the “10y CMS”), subject to a maximum interest rate of 8.5% per annum (the “Interest Rate Cap”) and a minimum interest rate of 2.6% per annum (the “Interest Rate Floor”).

Any payment on the Notes, including interest and principal at maturity, is subject to the creditworthiness of UBS.

Features
☐	Income: The Notes will pay interest quarterly at a rate equal to the 10y CMS, provided that if on any Coupon Determination Date (i) the 10y CMS is less than the Interest Rate Floor, then the applicable interest rate for the related Interest Period will be equal to the Interest Rate Floor, or (ii) the 10y CMS is greater than the Interest Rate Cap, then the applicable interest rate for the related Interest Period will be equal to the Interest Rate Cap.

Key Dates

Trade Date	December 22, 2009
Settlement Date(1)	December 30, 2009
Interest Payment Dates	Quarterly, on the 30th day of March, June, September and December (or, if such day is not a business day, the next succeeding business day) commencing on March 30, 2010
Maturity Date	December 30, 2019
CUSIP:	90261JFM0
ISIN:	US90261JFM09
(1)	UBS expects to deliver the Notes against payment on December 30, 2009, which is the fifth business day following the expected Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in no more than three business days, unless the parties to any such trade expressly agree otherwise.
Note Offering

See “Additional Information about UBS and the Notes” on page 2. The Notes we are offering will have the terms set forth in the accompanying prospectus and this pricing supplement. See “Risk Factors” beginning on page 6 of this pricing supplement for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Note	100%	0%	100%
Total	$13,143,000	$0	$13,143,000

UBS Investment Bank

Pricing Supplement dated December 22, 2009

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access the prospectus on the SEC website at www.sec.gov as follows:

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Notes” refers to the Floating Rate Notes that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 13, 2009.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

Investor Suitability

The Notes may be suitable for you if:

♦	You seek an investment with interest based on the 10y CMS and understand the complex factors that affect long-term interest rates in general and long-term swap rates in particular.
♦	You are willing and able to hold the Notes to maturity and are aware that there may be little or no secondary market for the Notes.
♦	You are comfortable with the creditworthiness of UBS, as issuer of the Notes.

The Notes may not be suitable for you if:

♦	You seek an investment with fixed rate coupons.
♦	You are unable or unwilling to hold the Notes to maturity.
♦	You seek an investment for which there will be an active secondary market.
♦	You are not familiar with the complex factors that affect long-term interest rates and swap rates.
♦	You are unable or unwilling to assume the credit risk associated with UBS, as issuer of the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Risk Factors” beginning on page 6 of this pricing supplement for risks related to an investment in the Notes.

Final Terms(1)

Issuer	UBS AG, Jersey Branch
Calculation Agent	UBS AG, London Branch
Aggregate Principal Amount	$13,143,000
Denomination	$1,000 principal amount per Note
Minimum Investment	$1,000 (1 Note). Purchases must be in integral multiples of $1,000.
Issue Price	100% of the principal amount
Settlement Date	December 30, 2009
Maturity Date	December 30, 2019
Interest Payment Amount	The amount of interest to be paid on the Notes for an Interest Period is equal to the product of (a) the principal amount of the Notes, (b) the Applicable Interest Rate for that Interest Period and (c) a fraction, the numerator of which is the number of days in the Interest Period (calculated on the basis of a 360-day year of twelve 30-day months) and the denominator of which is 360.
Applicable Interest Rate	For each Interest Period, the Applicable Interest Rate will be the 10y CMS determined on the relevant Coupon Determination Date; provided that if on any Coupon Determination Date (i) the 10y CMS is less than the Interest Rate Floor, then the Applicable Interest Rate for the related Interest Period will be equal to the Interest Rate Floor or (ii) the 10y CMS is greater than the Interest Rate Cap, then the Applicable Interest Rate for the related Interest Period will be equal to the Interest Rate Cap.
10y CMS	The USD 10-year Constant Maturity Swap Rate, which, for any Interest Period, is the rate for U.S. dollar swaps with a maturity of ten years, expressed as a percentage, that appears on the Reuters (or any successor service) Screen ISDAFIX1 Page (or any successor page as may replace such page on such service) (“Reuters Screen ISDAFIX1 Page”) as of 11:00 a.m., New York City time, on the Coupon Determination Date. If 10y CMS cannot be determined on a Coupon Determination Date as described in the preceding sentence, then 10y CMS will be determined on the basis of the mid-market semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market selected by the Calculation Agent for the purposes of providing quotations as provided below, at approximately 11:00 a.m., New York City time, on such Coupon Determination Date; and for this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to

10 years commencing on the second following business day and in an amount that is representative for a single U.S. dollar interest rate transaction in the relevant market at the relevant time, with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR with a designated maturity of three months. If at least three quotations are provided, the rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided, the rate for the Coupon Determination Date will be determined by the Calculation Agent, in a commercially reasonable manner and in its sole and absolute discretion.
Interest Rate Floor	2.6% per annum
Interest Rate Cap	8.5% per annum
Interest Periods	Quarterly from and including the Interest Payment Date (or the Settlement Date, in the case of the first Interest Period) to but excluding the immediately succeeding Interest Payment Date (or the Maturity Date in the case of the final Interest Period).
Interest Payment Dates	The 30th day of each March, June, September and December, commencing on March 30, 2010, and ending on the Maturity Date; provided that if such day is not a business day, then the interest shall be paid on the next succeeding business day.
Interest Reset Dates	The 30th day of each March, June, September and December, commencing on March 30, 2010, provided that if such day is not a business day, then the Interest Reset Date will be the next succeeding business day.
Coupon Determination Date	For each Interest Period, the second business day immediately preceding the relevant Interest Reset Date (or, in the case of the initial Interest Period, the second business day immediately preceding the Settlement Date).
Record Dates	The business day immediately prior to the relevant Interest Payment Date.
Daycount Basis	30/360
Business Day Convention	Following Unadjusted
CUSIP:	90261JFM0
ISIN:	US90261JFM09
Listing	None
(1)	UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Summary

This pricing supplement describes terms that will apply generally to the Notes. This pricing supplement should be read in connection with the accompanying prospectus.

Floating Rate Notes

The Floating Rate Notes (the “Notes”) are medium-term notes issued by UBS AG that pay interest quarterly in arrears at a rate per annum (the “Applicable Interest Rate”) equal to the then-applicable USD 10-Year Constant Maturity Swap Rate (the “10y CMS”); provided that if on the relevant Coupon Determination Date (i) the 10y CMS is less than 2.6% per annum (the “Interest Rate Floor”), then the Applicable Interest Rate for the related Interest Period will be equal to the Interest Rate Floor or (ii) the 10y CMS is greater than 8.5% per annum (the “Interest Rate Cap”), then the Applicable Interest Rate for the related Interest Period will be equal to the Interest Rate Cap.

The Notes are senior unsecured obligations of UBS AG that rank equally with its other unsecured unsubordinated obligations.

Interest on the Notes will be based on the Applicable Interest Rate, payable quarterly in arrears on the 30th day of March, June, September and December, commencing on March 30, 2010 (each such date, an “Interest Payment Date”); provided that if such day is not a business day, interest will be paid on the immediately succeeding business day and no additional interest will accrue in respect of the delay. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The initial Interest Period will begin on, and include, the Settlement Date and end on, but exclude, March 30, 2010. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the preceding Interest Period and end on, but exclude, the immediately succeeding Interest Payment Date. The final Interest Period will end on, but exclude, the Maturity Date.

The Coupon Determination Date for each Interest Period will be the second business day immediately preceding the relevant Interest Reset Date (or, in the case of the initial Interest Period, the second business day immediately preceding the Settlement Date).

The amount of interest to be paid on the Notes for any Interest Period is equal to the product of (a) the principal amount of the Notes, (b) the Applicable Interest Rate for that Interest Period and (c) a fraction, the numerator of which is the number of days in the Interest Period (calculated on the basis of a 360-day year of twelve 30-day months) and the denominator of which is 360.

Can you sell the Notes back to us?

Although we are not obligated to do so, our current practice is to quote you a price to purchase your Notes upon request. However, any purchase price we quote you prior to redemption at maturity will take into consideration then-current market conditions and expectations of future payments on the Notes, among other things, and, as a result, the purchase price at which we would repurchase your Notes prior to maturity may be significantly less than the principal amount of the Notes. You should therefore be prepared to hold the Notes to maturity.

The Notes are part of a series.

The Notes are part of a series of debt securities entitled “Medium-Term Notes, Series A” which we may issue from time to time under our indenture, which is described in the accompanying prospectus. This pricing supplement summarizes general financial and other terms that apply to the Notes. Terms that apply generally to all Medium-Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Notes may be redeemed prior to maturity.

We may redeem the Notes as described under the heading “General Terms of the Notes—Redemption Price Upon Optional Tax Redemption” and upon the occurrence of the circumstances described under the “Description of Debt Securities We May Offer—Optional Tax Redemption” in the accompanying prospectus.

Hypothetical examples of how the Applicable Interest Rate is calculated for Interest Periods

If on any Coupon Determination Date the 10y CMS is greater than the Interest Rate Cap, then the Applicable Interest Rate for the related Interest Period will equal the Interest Rate Cap. If, on the other hand, on any Coupon Determination Date the 10y CMS is less than the Interest Rate Floor, then the Applicable Interest Rate for the related Interest Period will equal the Interest Rate Floor.

The examples below are based on hypothetical levels of the 10y CMS, the Interest Rate Cap of 8.5% per annum and the Interest Rate Floor of 2.6% and are provided for purposes of illustration only. The actual Applicable Interest Rate for any Interest Period will depend on the actual 10y CMS, which will be determined on the Coupon Determination Date corresponding to such Interest Period. The results in the table below are based solely on the hypothetical examples cited, and illustrate how changes in the 10y CMS affect the interest amount payable on the Notes.

10y CMS	Applicable Interest Rate	Interest amount payable on an Interest Payment Date***
9.00%	8.50%*	$21.21
7.00%	7.00%	$17.50
5.00%	5.00%	$12.50
3.00%	3.00%	$7.50
2.00%	2.60%**	$6.50
1.00%	2.60%**	$6.50
*	Interest is capped at the Interest Rate Cap of 8.5% per annum.
**	Interest is subject to the Interest Rate Floor of 2.6% per annum.
***	The interest amount payable on an Interest Payment Date per $1,000 Note is equal to: $1,000 × Applicable Interest Rate, converted to a decimal equivalent, × for purposes of the examples above, (90/360).

Fluctuations in the 10y CMS make the Applicable Interest Rate on the Notes for any Interest Period difficult to predict and, as a result, your effective return on the Notes may be lower than anticipated for one or more Interest Periods.

Historical Levels of the 10y CMS

We have included the following graph of the historical behavior of the 10y CMS for the period December 22, 1999 to December 22, 2009, for your reference. Past movements of the 10y CMS are not indicative of future levels or the future behavior of the 10y CMS.

10-Year Constant Maturity Swap Rate

Source: Bloomberg Financial Systems

Risk Factors

Your investment in the Notes will involve risks. The Notes are not secured debt. This section describes some of the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus, before investing in the Notes.

The Notes are intended to be held to maturity. Changes in prevailing interest rates could result in a substantial loss to you if you sell your Notes in any secondary market that may develop prior to maturity.

You will receive at least the minimum payment of 100% of the principal amount of your Notes only if you hold your Notes to maturity, unless we elect to redeem the Notes prior to maturity, in which case you will receive the relevant redemption price as described under the heading “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If you choose to sell your Notes in the secondary market prior to maturity, the trading value of the Notes will be affected by factors that interrelate in complex ways, including the level and direction of the 10y CMS, the time remaining to the maturity of the Notes, the creditworthiness of UBS AG and the availability of comparable instruments. In particular, to the extent that the Applicable Interest Rates would result in an effective rate lower than that of a comparable instrument, the trading price of the Notes may be adversely affected. You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you may receive a dollar price less than 100% of the applicable principal amount of Notes sold.

The amount of your interest payments on the Notes for any Interest Period is not predictable and will be capped in periods where the 10y CMS exceeds the Interest Rate Cap.

The amount of interest payable on the Notes for any Interest Period is unpredictable as it will be affected by levels of the 10y CMS. There are multiple factors that have and will continue to impact the 10y CMS. If the 10y CMS on any Coupon Determination Date is greater than the Interest Rate Cap, the amount of interest payable for the relevant Interest Period will be capped at the Interest Rate Cap. Fluctuations in 10y CMS may make the value of the Notes difficult to predict and more volatile than conventional fixed or floating interest rate debt securities and can result in effective returns to investors that are lower than anticipated.

Information about historical values may not be indicative of future values.

The historical levels included above in “Historical Levels of the 10y CMS” have been furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the 10y CMS that may occur in the future. There are multiple factors that have and will continue to impact the 10y CMS and fluctuations in the 10y CMS may make the value of the Notes difficult to predict and more volatile than conventional fixed or floating interest rate debt securities and can result in effective returns to investors that are lower than anticipated. Such factors include:

♦	movements in the 10y CMS;
♦	general economic, financial, political or regulatory conditions;
♦	changes in, and volatility of, interest rates generally;
♦	monetary policies of the Federal Reserve Bank; and
♦	inflation and expectations concerning inflation.

The market value of the Notes may be influenced by unpredictable factors.

The existence, magnitude and longevity of the risks associated with the Notes depend on factors over which we do not have any control and that cannot readily be foreseen, including, but not limited to:

♦	interest rates in the market generally;
♦	supply and demand for the Notes, including inventory positions held by UBS Securities LLC or any other market maker;
♦	economic, financial, political, regulatory or judicial events that affect financial markets or the economy generally;
♦	the time remaining to maturity;
♦	our right to redeem the Notes; and
♦	the creditworthiness and credit rating of UBS.

We expect that, generally, expectations regarding the 10y CMS will affect the market value of the Notes more than any other single factor.

Long-term swap rates have experienced periods of volatility and such volatility may occur in the future. Fluctuations and trends in the 10y CMS that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. As a holder of the Notes, the amount of interest payable on the Notes for any Interest Period will be affected by changes in the 10y CMS. Such changes may be significant and if the 10y CMS on any Coupon Determination Date is greater than the Interest Rate Cap, interest will be capped at the Interest Rate Cap for the related Interest Period. Changes in the 10y CMS result from the interaction of many factors over which we have no control.

There may not be an active trading market in the Notes, and sales prior to maturity may result in losses.

You should be willing and able to hold your Notes to maturity. There may be little or no secondary market for the Notes. We do not intend to list the Notes on any stock exchange or automated quotation system, and it is not possible to predict whether a secondary market will develop for the Notes. Even if a secondary market for the Notes develops, it may not provide significant liquidity or result in trading of Notes at prices advantageous to you. Sales in the secondary market may result in significant losses. UBS Securities LLC and other affiliates of UBS currently intend to act as market makers for the Notes, but they are not required to do so. Even if UBS Securities LLC, any of our other affiliates or any other market maker makes a market in the Notes, they may stop doing so at any time. We expect there to be little or no liquidity in the Notes. The prices we or our affiliates may offer for the Notes will be discounted to reflect costs and, among other things, changes of and volatility in interest rates in the market.

As a result, if you sell your Notes prior to maturity, you may have to do so at a discount from the initial price to public and you may suffer losses.

The inclusion of commissions and compensation in the initial price to public of the Notes is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the initial price to public, since the initial price to public is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS AG or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

UBS AG’s or its affiliates’ investments in instruments relating to interest rate swaps may adversely affect the trading value of the Notes.

We and our affiliates are active participants in interest rate swaps and other contracts as sellers, buyers, dealers, proprietary traders and agents for our customers. As described under “Use of Proceeds and Hedging” on page 10, we or one or more of our affiliates may hedge our or their interest rate exposure from the Notes by entering into various transactions. We or our affiliates may adjust these hedges at any time. These activities may adversely affect the trading value of the Notes. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the Notes may decline.

Our business activities may create conflicts of interest.

Trading activities related to short-term and long-term interest rate swaps and other instruments that may affect the 10y CMS may be entered into on behalf of UBS, its affiliates or customers other than for the account of the holders of the Notes or on their behalf. In addition, UBS and its affiliates expect to engage in trading activities related to the 10y CMS that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the levels of the 10y CMS, could be adverse to the interests of the holders of the Notes.

There are potential conflicts of interest between you and the Calculation Agent.

UBS AG, London Branch, will serve as the initial Calculation Agent. UBS AG, London Branch, will, among other things, determine the Applicable Interest Rate throughout the term of the Notes. For a description of the Calculation Agent’s role, see “General Terms of the Notes—Role of Calculation Agent” on page 9. The Calculation Agent will exercise its judgment when performing its functions.

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Notes, and may do so in the future. Any such research, opinions or recommendations could affect the interest rate futures to which the Notes are linked or the market value of the Notes.

UBS and its affiliates publish research from time to time with respect to movements in interest rates generally or the 10y CMS specifically and other matters that may influence the value of the Notes, express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation regarding the merits of investing in the Notes.

No current research recommendation.

Neither UBS nor any of its subsidiaries or affiliates currently publishes research on, or assigns a research recommendation to, the Notes.

Credit of UBS

The Notes are senior unsecured debt obligations of the issuer, UBS AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

The Notes are not insured by the FDIC or any other governmental agency.

The Notes are not deposit liabilities of UBS, and neither the Notes nor your investment in the Notes are insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

General Terms of the Notes

The following is a summary of the general terms of the Notes. The information in this section is qualified in its entirety by the information set forth in the accompanying prospectus. In this section, references to “holders” mean you, as owner of the Notes registered in your name, on the books that we or the trustee maintain for this purpose, and not those holders who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. As an owner of beneficial interests in the Notes, you should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this pricing supplement, the following general terms will apply to the Notes:

Denominations

Your minimum investment is one Note at the principal amount. The principal amount of each Note will be $1,000.

Maturity Date

The Maturity Date for the Notes is December 30, 2019.

Interest Payment Dates

Interest Payment Dates shall be the 30th day of each March, June, September and December, commencing on March 30, 2010, and ending with the Maturity Date, or if any such day is not a business day, then the interest shall be paid on the immediately succeeding business day.

Regular Record Dates for Interest Payments

The regular record date relating to an interest payment on the Notes shall be the business day prior to the Interest Payment Date. For the purpose of determining the holder at the close of business on a regular record date, the close of business will mean 5:00 P.M., New York City time, on that day.

Interest Reset Dates

The 30th day of each March, June, September and December, commencing on March 30, 2010, provided that if such day is not a business day, then the Interest Reset Date will be the next succeeding business day.

Coupon Determination Dates

For each Interest Period, the second business day immediately preceding the relevant Interest Reset Date (or, in the case of the initial Interest Period, the second business day immediately preceding the Settlement Date).

Coupon

Interest on the Notes will be based on the Applicable Interest Rate, as determined by the Calculation Agent, payable quarterly in arrears on the Interest Payment Date for the applicable Interest Period. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The initial Interest Period will begin on, and include, the Settlement Date and end on, but exclude, March 30, 2010. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the preceding Interest Period and end on, but exclude, the immediately succeeding Interest Payment Date. The final Interest Period will end on, but exclude, the Maturity Date.

The Applicable Interest Rate for any Interest Period will be the per annum then-applicable 10y CMS on the relevant Coupon Determination Date for that Interest Period; provided that if on any Coupon Determination Date (i) the 10y CMS is less than 2.6% per annum (the “Interest Rate Floor”) then the Applicable Interest Rate for the related Interest Period will be equal to the Interest Rate Floor or (ii) the 10y CMS is greater than 8.5% per annum (the “Interest Rate Cap”), then the Applicable Interest Rate for the related Interest Period will be equal to the Interest Rate Cap and

“10y CMS” means:

♦	for any Interest Period, the rate for U.S. dollar swaps with a maturity of ten years, expressed as a percentage, that appears on the Reuters Screen ISDAFIX1 Page as of 11:00 a.m., New York City time, on the Coupon Determination Date;
♦	if 10y CMS cannot be determined on a Coupon Determination Date as described above, then 10y CMS will be determined on the basis of the mid-market semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market selected by the Calculation Agent for the purposes of providing quotations as provided below, at approximately 11:00 a.m., New York City time, on such Coupon Determination Date; and for this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to 10 years commencing on the second following business day and in an amount that is representative for a single U.S. dollar interest rate transaction in the relevant market at the relevant time, with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR with a designated maturity of three months. If at least three quotations are provided, the rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided, the rate for the Coupon Determination Date will be determined by the Calculation Agent, in a commercially reasonable manner and in its sole and absolute discretion.

Redemption Price upon Optional Tax Redemption

We have the right to redeem the Notes in the circumstances and at the price described under “Description of Debt Securities We May Offer—Optional Tax Redemption” in the accompanying prospectus.

Manner of Payment and Delivery

Any payment on or delivery of the Notes upon redemption or at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Following Unadjusted Business Day Convention

As described in “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities” in the accompanying prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.

Role of Calculation Agent

UBS AG, London Branch, will serve as the initial Calculation Agent. We may change the Calculation Agent after the Settlement Date without notice. The Calculation Agent will make all determinations regarding the amount of any interest payment to which you may be entitled, payments on the Notes due at maturity, business days, the Applicable Interest Rate and any other amounts payable in respect of your Notes. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

Booking Branch

The Notes will be booked through UBS AG, Jersey Branch, as issuer.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In connection with the sale of the Notes, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swap, futures and option transactions or purchases, purchases and sales of securities linked to the 10y CMS or the execution of other derivative transactions with returns linked to or related to changes in the 10y CMS both before and after the Settlement Date of the Notes. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time and payment on the Notes at maturity. See “Risk Factors” beginning on page 6 for a discussion of these adverse effects.

What Are the Tax Consequences of the Notes?

Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “U.S. Tax Considerations” in the accompanying prospectus. As described in the prospectus, this section applies to you only if you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus.

The tax treatment of your Notes will depend upon whether the Notes are properly treated as variable rate debt instruments and this will depend upon whether or not it is reasonably expected that the return on the Notes during the first half of the Notes' term will be significantly greater or less than the return on the Notes during the second half of the Notes' term (“Front or Back-Loaded”). We do not expect interest on the Notes to be Front or Back-Loaded and we intend to report payments on the Notes in accordance with such position. Accordingly, assuming that the return on the Notes is not expected to be Front or Back-Loaded, in the opinion of Sullivan & Cromwell LLP, your Notes should be treated as variable rate debt instruments for United States federal income tax purposes. If your Notes are so treated, you will generally be taxed on any interest on the Notes as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. If you sell or exchange your Notes prior to maturity, you should generally recognize gain or loss, which should generally be capital gain or loss except to the extent that such gain or loss is attributable to accrued, but unpaid interest.

If the Internal Revenue Service disagrees with our conclusion with respect to whether interest is expected to be Front or Back-Loaded, the Internal Revenue Service could treat your note as a single debt instrument subject to special rules governing contingent payment obligations. Please consult your tax advisor with respect to the possible application and consequences of these rules.

If you are a secondary purchaser of the Notes, the tax consequences to you may be different.

For a further discussion of the variable rate debt instrument rules, please see the discussion under the heading “U.S. Tax Considerations — Original Issue Discount — Variable Rate Notes” in the accompanying prospectus.

Supplemental Plan of Distribution

UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of the pricing supplement related to the Notes. UBS Securities LLC, in turn, will agree to sell to one or more other securities dealers, and such other securities dealers will agree to purchase from UBS Securities LLC, all or a portion of such aggregate principal amount of the Notes at discounts from the original issue price at varying levels up to the underwriting discount set forth on the front cover of this pricing supplement. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. As described in more detail under “Use of Proceeds and Hedging,” we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes. UBS Securities LLC and/or its affiliate may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

UBS may use this pricing supplement and the accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this pricing supplement and the accompanying prospectus in a market-making transaction for any Notes after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this pricing supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement and the accompanying prospectus are being used in a market-making transaction.

UBS expects to deliver the Notes against payment on December 30, 2009, which is the fifth business day following the expected Trade Date (T+5). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in no more than three business days (T+3), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on any date prior to the third business day before delivery will be required, by virtue of the fact that the Notes initially will settle on T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of September 30, 2009 (unaudited)	CHF (in millions)	USD (in millions)
Debt
Short Term Debt Issued(1)	105,127	101,408
Long Term Debt Issued(1)	140,503	135,533
Total Debt	245,630	236,941
Minority Interest(2)	7,720	7,447
Shareholders’ Equity	39,536	38,138
Total Capitalization	292,886	282,526

CHF amounts have been translated into USD at the rate of CHF 1 = USD 0.96463 (the exchange rate in effect as of September 30, 2009)

(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position based on remaining maturities
(2)	Includes Trust Preferred Securities

Before investing, you should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed below, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by calling toll-free 1-800-722-7370.